Exhibit 99.1

Mustang Bio Announces Appointment of Manuel Litchman, M.D., as President and Chief Executive Officer

New York, NY – April 24, 2017 – Mustang Bio, Inc. (“Mustang”), a Fortress Biotech (NASDAQ: FBIO) Company, today announced that Manuel Litchman, M.D., has been appointed President and Chief Executive Officer. Dr. Litchman has also joined Mustang’s Board of Directors. Michael S. Weiss, who oversaw Mustang’s corporate operations on an interim basis, will continue to serve as Chairman of the Board of Directors.

Mr. Weiss said, “We are pleased to welcome Manny as Chief Executive Officer. He has more than 25 years of experience in all facets of the oncology industry, including proven success building and advancing oncology programs from early-stage to commercialization. Manny’s strong background in executive leadership and expertise in the development of CAR T therapies will benefit Mustang as we advance our lead CAR T immunotherapies in clinical trials and explore opportunities to expand our pipeline.”

Dr. Litchman joins Mustang from Arvinas, LLC, where he served as President and Chief Executive Officer. While at Arvinas, Dr. Litchman oversaw the advancement of the company’s pipeline of protein-degradation therapeutics for the treatment of cancers and other diseases toward Investigational New Drug applications, as well as the execution of multi-target discovery collaborations with Merck and Genentech.

Prior to Arvinas, Dr. Litchman spent more than 18 years with Novartis Pharmaceuticals Corporation, where he held positions of increasing responsibility related to the development of Novartis’ oncology pipeline. Most recently, Dr. Litchman served as Senior Vice President and Executive Global Program Head, CTL019, Cell & Gene Therapies Unit, where he led a collaboration with the University of Pennsylvania investigating chimeric antigen receptor modified T cells (CAR Ts) directed against CD19 on B cell malignancies. Prior to the CTL019 collaboration, Dr. Litchman served as Novartis’ Vice President and Head, Oncology Business Development & Licensing.

Earlier in his career, Dr. Litchman was a senior equity analyst at Ursus Capital and directed oncology / immunology clinical research at Hoffmann-La Roche Inc. Dr. Litchman received his M.D. from Yale University School of Medicine, and his B.A. from Princeton University. He completed his internal medicine residency and hematology-oncology fellowship at New York-Presbyterian Hospital / Weill Cornell Medical Center.

Dr. Litchman stated, “I believe Mustang has the pieces in place to be an emerging leader in the CAR T field. The company’s clinical programs have the potential to provide benefits in multiple cancers, and its lead program, MB-101, has already generated an unprecedented complete response in a glioblastoma patient enrolled in a Phase 1 trial. Moreover, I believe Mustang’s research collaboration with City of Hope will continue to support development of its pipeline candidates. I look forward to working with the Mustang team to help advance its lead assets though clinical trials, and build value through the application of its CAR Ts in new indications and product acquisitions that complement the company’s pipeline.”

About Mustang Bio

Mustang Bio, Inc., a subsidiary of Fortress Biotech, Inc., is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel cancer immunotherapy products designed to utilize the power of the patient’s own immune system to eliminate cancer cells. Mustang aims to acquire rights to these technologies by licensing or otherwise acquiring an ownership interest in the technologies, funding their research and development, and outlicensing or bringing the technologies to market. Mustang is currently developing proprietary chimeric antigen receptor (CAR) engineered T cells (CAR T) technology, which was licensed from Drs. Stephen Forman and Christine Brown’s laboratory at the City of Hope National Medical Center (COH). CAR T uses the patient’s own T cells to engage and destroy specific tumors, by selecting specific T cell subtypes, genetically engineering them to express chimeric antigen T cell receptors and placing them back in the patient where they recognize and destroy cancer cells. Mustang, through a research agreement with COH, plans to develop CARs across multiple cancers. Its lead programs in acute myeloid leukemia and brain cancer are in Phase 1 clinical trials. Mustang is registered under the Securities Exchange Act of 1934, as amended, and files periodic reports with the U.S. Securities and Exchange Commission. For more information, visit www.mustangbio.com.

About Fortress Biotech

Fortress Biotech, Inc. (“Fortress”) is a biopharmaceutical company dedicated to acquiring, developing and commercializing novel pharmaceutical and biotechnology products. Fortress develops and commercializes products both within Fortress and through certain of its subsidiary companies, also known as Fortress Companies. Additionally, Fortress recently acquired a controlling interest in National Holdings Corporation (NASDAQ: NHLD), a diversified independent brokerage company (together with its subsidiaries, “NHLD”). In addition to its internal development programs, Fortress leverages its biopharmaceutical business expertise and drug development capabilities and provides funding and management services to help the Fortress Companies achieve their goals. Fortress and the Fortress Companies may seek licensings, acquisitions, partnerships, joint ventures and/or public and private financings to accelerate and provide additional funding to support their research and development programs. For more information, visit www.fortressbiotech.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: risks relating to our growth strategy; risks relating to the results of research and development activities; risks relating to the timing of starting and completing clinical trials; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Jaclyn Jaffe

Mustang Bio, Inc.

(781) 652-4500

ir@mustangbio.com

Fortress Biotech Media Relations

Laura Bagby

6 Degrees

(312) 448-8098

lbagby@6degreespr.com